OMB APPROVAL

							OMB Number:3235-0145
							Expires:  August 31, 1999
							Estimated average burden
							hours per response 14.90

						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 11)

iManage, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

45245y105
						(CUSIP Number)
September 27, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 45245Y105				13D				Page 2 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			OO
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 6,892,975 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 6,892,975 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 6,892,975 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	28.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		OO

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 6,892,975 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 6,892,975 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 6,892,975 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	28.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		OO
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 1,667,000 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 1,667,000 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 1,667,000 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.9%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/ X /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 3,916,050 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 3,916,050 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 3,916,050 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	16.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 2 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	G. Randall Hecht
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			OO
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 6,982,975 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 6,982,975 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 6,982,975 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	28.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IN, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of iManage, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

V. (a)G. Randall Hecht is a control person of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC.
(b) 388 Market Street, San Francisco, CA  94111
(c) individual
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings
(f) U.S. citizen

CUSIP No. 45245Y105				13D			Page 7 of 10

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using funds contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to purchases and sales. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

RS Investment Management, L.P. and RS Growth Group LLC are registered investment advisers. RS Investment Management, L.P. is the investment adviser to RS Diversified Growth Fund, a registered investment company. RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P. and the Managing Member of RS Growth Group LLC. G. Randall Hecht is a control person of RS Investment Management Co. LLC, RS Investment Management, L.P., and RS Growth Group LLC.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		6,982,975	28.8%
RS Investment Mgmt, L.P.		6,982,975	28.8%
RS Growth Group LLC			1,667,000	 6.9%
RS Diversified Growth Fund		3,916,050	16.2%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 24,232,000 shares of Common Stock of the Issuer outstanding as of August 9, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 6,982,975 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 6,982,975 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,667,000 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 3,916,050 shares of the Issuer.

G. Randall Hecht is a control person of RS Investment Mangement
Co. LLC, RS Investment Management, L.P., and RS Growth Group LLC who is deemed to have shared dispositive power over 6,982,975 shares of the Issuer.

CUSIP No. 45245Y105				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

DATE             SHARES    PRICE/SH    TYPE

07/30/2002         100         2.63     open mkt sale
07/30/2002         200         2.64     open mkt sale
07/30/2002         100         2.63     open mkt sale
07/30/2002         500         2.63     open mkt sale
07/30/2002         800         2.64     open mkt sale
07/30/2002         500         2.63     open mkt sale
07/30/2002         300         2.63     open mkt sale
07/30/2002         100         2.63     open mkt sale
07/30/2002         800         2.64     open mkt sale
07/30/2002         100         2.63     open mkt sale
07/30/2002         300         2.63     open mkt sale
07/30/2002         100         2.63     open mkt sale
07/30/2002         300         2.63     open mkt sale
07/30/2002         300         2.63     open mkt sale
07/30/2002         300         2.63     open mkt sale
07/30/2002         100         2.63     open mkt sale
07/30/2002         100         2.63     open mkt sale
07/31/2002         400         2.61     open mkt sale
07/31/2002         300         2.61     open mkt sale
07/31/2002         300         2.61     open mkt sale
07/31/2002         400         2.61     open mkt sale
07/31/2002         800         2.61     open mkt sale
07/31/2002         100         2.61     open mkt sale
07/31/2002         800         2.61     open mkt sale
07/31/2002         100         2.61     open mkt sale
07/31/2002         100         2.61     open mkt sale
07/31/2002         800         2.61     open mkt sale
07/31/2002         200         2.61     open mkt sale
07/31/2002         100         2.61     open mkt sale
07/31/2002        1000         2.61     open mkt sale
07/31/2002         500         2.61     open mkt sale
07/31/2002         100         2.61     open mkt sale
07/31/2002        1000         2.61     open mkt sale
07/31/2002         800         2.61     open mkt sale
07/31/2002         800         2.61     open mkt sale
07/31/2002         800         2.61     open mkt sale
07/31/2002         200         2.61     open mkt sale
08/01/2002        3400         2.56     open mkt purchase
08/01/2002       13100         2.56     open mkt purchase
08/02/2002         600         2.68     open mkt purchase
08/02/2002         300         2.68     open mkt purchase
08/02/2002        1000         2.68     open mkt purchase
08/02/2002        1000         2.68     open mkt purchase
08/02/2002        1700         2.68     open mkt purchase
08/02/2002         300         2.68     open mkt purchase
08/02/2002         100         2.68     open mkt purchase
08/05/2002         700         2.67     open mkt purchase
08/05/2002         500         2.67     open mkt purchase
08/05/2002        1300         2.67     open mkt purchase
08/05/2002        1400         2.67     open mkt purchase
08/05/2002        2250         2.67     open mkt purchase
08/05/2002         400         2.67     open mkt purchase
08/05/2002         100         2.67     open mkt purchase
08/05/2002         200         2.62     open mkt sale
08/05/2002         200         2.62     open mkt sale
08/05/2002         300         2.62     open mkt sale
08/05/2002         300         2.62     open mkt sale
08/05/2002         200         2.62     open mkt sale
08/05/2002         200         2.62     open mkt sale
08/05/2002         100         2.62     open mkt sale
08/05/2002         200         2.62     open mkt sale
08/05/2002         500         2.62     open mkt sale
08/05/2002         900         2.62     open mkt sale
08/05/2002         400         2.62     open mkt sale
08/05/2002         500         2.62     open mkt sale
08/05/2002         400         2.62     open mkt sale
08/05/2002         500         2.62     open mkt sale
08/05/2002         100         2.62     open mkt sale
08/06/2002         400         2.69     open mkt purchase
08/06/2002         200         2.70     open mkt purchase
08/06/2002         600         2.69     open mkt purchase
08/06/2002         700         2.69     open mkt purchase
08/06/2002        1000         2.69     open mkt purchase
08/06/2002         200         2.70     open mkt purchase
08/07/2002         700         2.77     open mkt purchase
08/07/2002         400         2.77     open mkt purchase
08/07/2002        1300         2.77     open mkt purchase
08/07/2002        1300         2.77     open mkt purchase
08/07/2002       17800         2.77     open mkt purchase
08/07/2002        2300         2.77     open mkt purchase
08/07/2002         400         2.77     open mkt purchase
08/09/2002         600         2.78     open mkt sale
08/09/2002         450         2.78     open mkt sale
08/09/2002        1000         2.78     open mkt sale
08/09/2002        1200         2.78     open mkt sale
08/09/2002         150         2.78     open mkt sale
08/09/2002         100         2.78     open mkt sale
08/09/2002         100         2.78     open mkt sale
08/09/2002         500         2.78     open mkt sale
08/09/2002         200         2.78     open mkt sale
08/09/2002         600         2.78     open mkt sale
08/09/2002        1200         2.78     open mkt sale
08/09/2002        1800         2.78     open mkt sale
08/09/2002        2200         2.78     open mkt sale
08/09/2002        1200         2.78     open mkt sale
08/09/2002        1100         2.78     open mkt sale
08/09/2002        1200         2.78     open mkt sale
08/09/2002         150         2.78     open mkt sale
08/14/2002         500         2.57     open mkt sale
08/14/2002         200         2.57     open mkt sale
08/14/2002         400         2.57     open mkt sale
08/14/2002         100         2.57     open mkt sale
08/14/2002         400         2.57     open mkt sale
08/14/2002         400         2.57     open mkt sale
08/14/2002         500         2.57     open mkt sale
08/14/2002         500         2.57     open mkt sale
08/14/2002         500         2.57     open mkt sale
08/14/2002         500         2.57     open mkt sale
08/14/2002         500         2.57     open mkt sale
08/14/2002         500         2.57     open mkt sale
08/20/2002         300         2.32     open mkt sale
08/20/2002         600         2.32     open mkt sale
08/20/2002         300         2.32     open mkt sale
08/20/2002         900         2.32     open mkt sale
08/20/2002         900         2.32     open mkt sale
08/20/2002         600         2.32     open mkt sale
08/20/2002         100         2.32     open mkt sale
08/20/2002         800         2.32     open mkt sale
08/20/2002         900         2.32     open mkt sale
08/20/2002         900         2.32     open mkt sale
08/20/2002        1900         2.32     open mkt sale
08/20/2002         900         2.32     open mkt sale
08/20/2002         300         2.32     open mkt sale
08/20/2002         600         2.32     open mkt sale
08/26/2002         200         2.52     open mkt purchase
08/26/2002         100         2.52     open mkt purchase
08/26/2002         300         2.52     open mkt purchase
08/26/2002         300         2.52     open mkt purchase
08/26/2002        3500         2.52     open mkt purchase
08/26/2002         500         2.52     open mkt purchase
08/26/2002         100         2.52     open mkt purchase
08/28/2002         100         2.46     open mkt purchase
08/28/2002         100         2.46     open mkt purchase
08/28/2002         200         2.46     open mkt purchase
08/28/2002         300         2.46     open mkt purchase
08/28/2002        3700         2.46     open mkt purchase
08/28/2002         450         2.46     open mkt purchase
08/28/2002         100         2.46     open mkt purchase
08/28/2002          50         2.46     open mkt purchase
08/29/2002        1800         2.47     open mkt sale
08/29/2002         500         2.47     open mkt sale
08/29/2002         400         2.47     open mkt sale
08/29/2002         600         2.47     open mkt sale
08/29/2002         200         2.47     open mkt sale
08/29/2002         600         2.47     open mkt sale
08/29/2002        1900         2.47     open mkt sale
08/29/2002        1150         2.47     open mkt sale
08/29/2002         150         2.47     open mkt sale
08/29/2002         100         2.47     open mkt sale
08/29/2002         100         2.47     open mkt sale
08/29/2002         900         2.47     open mkt sale
08/29/2002         100         2.47     open mkt sale
08/29/2002         100         2.47     open mkt sale
08/29/2002         200         2.47     open mkt sale
08/29/2002         100         2.47     open mkt sale
08/29/2002         200         2.47     open mkt sale
08/29/2002        1800         2.47     open mkt sale
08/29/2002        1800         2.47     open mkt sale
08/29/2002        3700         2.47     open mkt sale
08/29/2002        1800         2.47     open mkt sale
08/29/2002        1400         2.47     open mkt sale
08/29/2002         300         2.47     open mkt sale
08/29/2002         100         2.47     open mkt sale
08/30/2002         900         2.49     open mkt sale
08/30/2002         300         2.49     open mkt sale
08/30/2002         200         2.49     open mkt sale
08/30/2002         700         2.49     open mkt sale
08/30/2002         900         2.49     open mkt sale
08/30/2002         350         2.49     open mkt sale
08/30/2002         250         2.49     open mkt sale
08/30/2002         900         2.49     open mkt sale
08/30/2002         900         2.49     open mkt sale
08/30/2002         300         2.49     open mkt sale
08/30/2002         600         2.49     open mkt sale
08/30/2002        1900         2.49     open mkt sale
08/30/2002         900         2.49     open mkt sale
08/30/2002         700         2.49     open mkt sale
08/30/2002         200         2.49     open mkt sale
09/03/2002        3200         2.31     open mkt purchase
09/03/2002        1600         2.31     open mkt purchase
09/03/2002         200         2.31     open mkt purchase
09/04/2002        1000         2.29     open mkt sale
09/04/2002        1000         2.29     open mkt sale
09/04/2002        1000         2.29     open mkt sale
09/04/2002        1000         2.29     open mkt sale
09/04/2002         600         2.29     open mkt sale
09/04/2002         400         2.29     open mkt sale
09/04/2002        1000         2.29     open mkt sale
09/04/2002        1000         2.29     open mkt sale
09/04/2002        1000         2.29     open mkt sale
09/05/2002        4850         2.32     open mkt purchase
09/05/2002        2500         2.32     open mkt purchase
09/05/2002         300         2.32     open mkt purchase
09/06/2002        3500         2.29     open mkt purchase
09/06/2002        5500         2.29     open mkt purchase
09/06/2002        3100         2.29     open mkt purchase
09/06/2002        5200         2.29     open mkt purchase
09/06/2002        5300         2.29     open mkt purchase
09/06/2002         700         2.29     open mkt purchase
09/09/2002         100         2.37     open mkt sale
09/09/2002         900         2.37     open mkt sale
09/09/2002         425         2.37     open mkt sale
09/09/2002        1575         2.37     open mkt sale
09/09/2002        1700         2.37     open mkt sale
09/09/2002        2000         2.37     open mkt sale
09/09/2002        1000         2.37     open mkt sale
09/09/2002        1000         2.37     open mkt sale
09/09/2002        1000         2.37     open mkt sale
09/09/2002         200         2.37     open mkt sale
09/10/2002        1500         2.43     open mkt purchase
09/10/2002        2300         2.43     open mkt purchase
09/10/2002        1300         2.43     open mkt purchase
09/10/2002        2300         2.43     open mkt purchase
09/10/2002        2300         2.43     open mkt purchase
09/10/2002         300         2.43     open mkt purchase
09/12/2002         600         2.40     open mkt sale
09/12/2002         700         2.40     open mkt sale
09/12/2002        2200         2.40     open mkt sale
09/12/2002        1500         2.40     open mkt sale
09/13/2002        1700         2.37     open mkt purchase
09/13/2002        1000         2.37     open mkt purchase
09/13/2002        2300         2.37     open mkt purchase
09/16/2002        3200         2.25     open mkt purchase
09/16/2002        1800         2.28     open mkt purchase
09/16/2002         900         2.28     open mkt purchase
09/16/2002        1600         2.25     open mkt purchase
09/16/2002        4800         2.28     open mkt purchase
09/16/2002        8200         2.25     open mkt purchase
09/17/2002        1500         2.29     open mkt purchase
09/17/2002         800         2.29     open mkt purchase
09/17/2002        2200         2.29     open mkt purchase
09/23/2002       38800         1.78     open mkt purchase
09/23/2002        2050         1.78     open mkt purchase
09/23/2002       26700         1.77     open mkt purchase
09/23/2002       21500         1.77     open mkt purchase
09/23/2002      296950         1.77     open mkt purchase
09/23/2002        5600         1.78     open mkt purchase
09/23/2002       26000         1.78     open mkt purchase
09/23/2002       23200         1.78     open mkt purchase
09/23/2002       28200         1.78     open mkt purchase
09/23/2002        1000         1.78     open mkt purchase
09/24/2002        1000         1.75     open mkt purchase
09/24/2002        6200         1.75     open mkt purchase
09/24/2002        1200         1.75     open mkt purchase
09/24/2002        1600         1.75     open mkt purchase
09/25/2002       18000         1.78     open mkt purchase
09/25/2002        2900         1.77     open mkt purchase
09/25/2002        9700         1.77     open mkt purchase
09/25/2002       10000         1.78     open mkt purchase
09/25/2002      164600         1.78     open mkt purchase
09/25/2002        8000         1.78     open mkt purchase
09/25/2002       28800         1.78     open mkt purchase
09/25/2002       15000         1.78     open mkt purchase
09/25/2002        2200         1.78     open mkt purchase
09/27/2002        7500         1.95     open mkt purchase

CUSIP No. 45245Y105				13D			Page 9 of 10

ITEM 6
Not applicable.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	September 27, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht

CUSIP No. 45245Y105				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	September 27, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht